* LONE STAR LIQUIDATING TRUST
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June 16, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         Re:      Lone Star Liquidating Trust
                  Form 10 filed May 1, 1998
                  File No. 0-24177

Ladies and Gentlemen:

         Lone Star Liquidating Trust (the "Trust") hereby respectfully requests that the Registration Statement on Form 10 filed by Trust on May 1, 1998 (File No. 0-24177) be withdrawn. The Trust seeks to withdraw the Form 10 as soon as possible, as the Trust has determined that the filing of the Form 10 is not mandatory.

         If you need further information with respect to this request for withdrawal, please call me at (214) 528-4834.

                                        Sincerely,



                                        /s/Susan A. Brown
                                        Susan A. Brown
                                        Managing Trustee





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300 Turtle Creek Centre
Dallas, Texas 75219
(214) 528-4834
(214) 520-3149 fax